Exhibit 10.13

June 11, 2018

Mr. Eric Schmidt

Re:	Employment Letter of Agreement (“Agreement”)

Dear Eric:

Allogene Therapeutics, Inc. (“Allogene” or the “Company”) is pleased to offer you employment on the following terms and conditions.

1.	Title; Reporting; Duties.

(a)	Your employment shall commence on June 18, 2018, or such other date as may be agreed to by you and Allogene (the “Start Date”).

(b)

When you commence employment with Allogene, you shall be employed in the position of Chief Financial Officer, shall report directly to the Chief Executive Officer and shall perform the duties and responsibilities that the Company assigns to you.

(c)

You shall devote substantially all of your business time, attention and energies to the business and affairs of Allogene and shall not during the period of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Allogene. Notwithstanding the foregoing, you may continue to provide services to the entities set forth on Appendix A, attached hereto and made a part hereof, in the capacity set forth thereon. Appendix A may be amended from time to time by the parties; provided that the Company’s consent to any amendment to Appendix A shall not be unreasonably withheld.

(d)

Initially your duties will be performed from New York, NY, provided, however, that you shall be required to spend up to 10 days per month (or such other period of time as may be agreed to between yourself and the Chief Executive Officer) working from the Company’s headquarters located in or near South San Francisco, CA. Moreover, in your position as Chief Financial Officer, you understand and agree that frequent travel may be required, which could be substantial at times. Reasonable out of pocket travel expenses will be reimbursed by Allogene. Should Allogene implement a travel policy, such policy shall supersede this Section 1(d) and shall govern the type of travel and reimbursement process.

(e)	Notwithstanding the foregoing, the Company may change your title, position, duties, supervisor and work location from time to time as it deems appropriate.

2.	Compensation.

(a)	Base Salary. You shall receive base salary paid at the rate of $375,000 per year, payable in accordance with Allogene’s payroll practices.

(b)

Bonus. You will be eligible to earn an annual performance bonus at the sole discretion of the Company in an amount equal to a maximum of 35% of your base salary (the “Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of your performance and the Company’s attainment of targeted goals as set by the Company in its sole discretion. Following the close of each calendar year, the Company will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus. No partial or prorated bonuses will be provided (except as set forth below in this paragraph for calendar year 2018). The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. For calendar year 2018, no later than March 15, 2019 and subject to your continued employment through date of payment, the Company will pay you a prorated portion of your individual annual target bonus for 2018, based on the number of days employed by Allogene during 2018.

(c)	Withholding. Allogene shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable under this Section 2.

3.	Options.

(a)

On or within sixty (60) days following your Start Date you shall be granted a stock option (the “Option”) to purchase 279,000 shares of Allogene’s common stock, par value $0.001 per share (the “Common Stock”) (the “Option Shares”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between you and the Company. The exercise price per Option Share will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Option is granted. The Option shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon the first anniversary of your Start Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options Shares shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date.

(b)

All Options shall be immediately exercisable with respect to one hundred percent (100%) of the Option Shares in exchange for restricted shares of Common Stock of the Company (the “Restricted Shares”); provided, however, that the Restricted Shares will be subject to vesting in accordance with the schedule described above. Upon termination of your employment, the Company shall have the right to repurchase any Restricted Shares that have not vested as of such termination (“Unvested Shares”) at a price equal to the exercise price per Option Share (the “Repurchase Right”).

(c)

In the event that your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) at any time beginning on the date that is 90 days prior to the effective date of a Change of Control (as defined in the Plan) and ending on the date that is 12 months following the Change of Control, then (i) all unvested Restricted Stock and Option Shares shall immediately vest in full, and (ii) all Options will remain exercisable for a period of 90 calendar days following the date of such termination, after which time the Option shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in any agreement governing an equity award regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of your employment, none of your equity incentive awards shall terminate with respect to any vested or unvested portion subject to such equity award before 90 days following such termination.

(d)	For purposes of this Agreement:

(i) “Cause” will mean any one or more of the following: (A) commission of any felony or crime involving dishonesty; (B) participation in any fraud against the Company; (C) material breach of your contractual, statutory or common law duties to the Company (including violation of any provision or obligation under this Agreement); (D) your failure to satisfactorily perform your job duties as assigned by the Company; (E) intentional damage to any property of the Company; or (F) misconduct or other violation of Company policy that causes or reasonably could cause harm.

(ii) “Good Reason” shall mean (A) any material diminution by the Company of your title, duties, authority or Base Salary; or (B) a material breach by the Company of any of the provisions contained in this Agreement, which, if capable of being cured, is not cured by the Company within 30 days after written notice thereof by you to the Company.

4.

Expenses. Allogene will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Allogene upon timely receipt by Allogene of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by Allogene.

5.	Benefits.

(a)

As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly situated employees, in accordance with the terms of such benefits plans and programs and company policies. Information regarding these employee benefits is available upon request and in the official plan documents, summary plan descriptions, and applicable summaries. The Company, in its sole discretion, has the right to amend or terminate any benefit plan, program or Company policy at any time and without prior notice.

(b)

Vacation. During each year of your employment you shall be entitled to fifteen (15) days of paid time off in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two (2) consecutive weeks of vacation without the prior written consent of the Company.

(c)

Paid Sick Leave. Upon hire, you will be credited with five (5) days of paid sick leave, which you may use during each calendar year for yourself or a family member for the diagnosis, care or treatment of an existing health condition or preventive care, or specified purposes set forth in the Company’s policy if you are a victim of domestic violence, sexual assault, or stalking.

6.	Representations and Warranties. You hereby represent and warrant as follows:

(a)

By accepting the Company’s offer of employment, you represent that other than as set forth on Appendix A you have no agreements, relationships, or commitments with any other person or entity that conflict with your obligations to the Company.

(b)

You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entitles are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.

(c)

You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer that are not generally available to the public, unless you have obtained written authorization from the former employer for their possession and use and provided the Company with a copy thereof.

7.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	completion of reference checks and background check, and may be contingent upon a drug screen, each to the reasonable satisfaction of Allogene; and

(b)

satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment, and you agree to assist as needed at the Company’s request to meet these conditions.

(c)

execution of Allogene’s form of Employee Confidential Information and Invention Assignment Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of Allogene’s proprietary information, among other obligations;

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Allogene at any time prior to its execution by the parties.

8.

Employment-at-will and Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Allogene at any time and for any reason whatsoever, with or without advance notice, simply by notifying Allogene in writing. Similarly, Allogene may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by an authorized officer of the Company and you. The employment terms contained in this Agreement supersede any other agreements and promises made to you by Allogene or any representative on its behalf, whether oral, written or implied.

9.

No Reliance by You on Promise or Representation Not in this Agreement. In accepting employment with Allogene and signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by Allogene or any representative on its behalf that is not explicitly stated in this Agreement. Allogene is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated in this Agreement.

10.

Governing Law. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws, except as provided in Section 13.

11.

Arbitration. To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, shall be exclusively decided by binding arbitration in accordance with the terms of the Arbitration Agreement, which is attached as Exhibit B and incorporated into this Agreement. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to the Arbitration Agreement. To the extent that the Federal Arbitration Act is inapplicable, the terms of the Arbitration Agreement shall be construed in accordance with California law.

12.	Miscellaneous.

(a)

This Agreement, and your rights and obligations hereunder, may not be assigned. Allogene may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, provided the assignee entity which succeeds to Allogene expressly assumes Allogene’s obligations hereunder and complies with the terms of this Agreement.

(b)

This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto. The Company’s signatory must be an officer who is authorized by the Company to enter into such an amendment.

(c)

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(d)

This Agreement, including its Exhibits A and B, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter of the Agreement. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

13.

Certification of Qualifications. By accepting employment, you certify that the information you provided to Allogene about your experience, education and other qualifications for employment has been accurate and complete.

If you wish to accept employment at Allogene under the terms described above, please sign and date this Agreement, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

This offer will be deemed withdrawn if not accepted by June 15, 2018.

Sincerely,

/s/ David Tanen
David Tanen
Allogene Therapeutics, Inc.

Understood and Accepted:

/s/ Eric Schmidt	6/11/18
Eric Schmidt	Date

EXHIBIT A

-	Senior Advisor — Cowen and Company, LLC

EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Allogene Therapeutics, Inc., its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (together “Company”), and the compensation and benefits provided to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”), which will be deemed effective as of the first day of my employment with the Company:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential Customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”), as detailed on Attachment 2.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b) I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for obtaining perfecting evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, OR CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.

6. REASONABLENESS OF RESTRICTIONS.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court or arbitrator finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Company and I agree that the court or arbitrator will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 If the court or arbitrator declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. NO DISPARAGEMENT. I agree that, during my employment with the Company and after the termination of my employment for any reason, I will not disparage the Company, its officers, directors, managers, employees, consultants, shareholders, or agents, in any manner likely to be harmful to it or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit me from making truthful statements or disclosures required by applicable law, regulation or legal process; or requesting or receiving confidential legal advice. Nothing in this Agreement shall limit my right to make truthful statements in the proper performance of my job duties for the Company, discuss my employment, or report possible violations of law or regulation with the SEC, EEOC, DOL, NLRB, OSHA or other federal government agency or similar state or local agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the NLRA, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.

9. RETURN OF COMPANY PROPERTY. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company access to any such personal systems as reasonably requested to search for, copy and/or delete such information, and upon my employment termination I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s

Termination Certificate; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

10. LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

13. GENERAL PROVISIONS.

13.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant (except Subsection 2.4 and 2.7(a)) or employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

EMPLOYEE:	COMPANY:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL. I HAVE ALSO COMPLETELY FILLED OUT ATTACHMENT 1.	ACCEPTED AND AGREED:

/s/ Eric Schmidt	/s/ David Tanen
(Signature)	(Signature)

By:	By: David Tanen

Title: Chief Financial Officer	Title: Corporate Secretary

Date: 6/11/18	Date: 6/11/18

Address:	Address:
270 Littlefield Ave. South San Francisco, CA 94080	270 Littlefield Ave. South San Francisco, CA 94080

ATTACHMENT 1

PRIOR INVENTIONS

TO:	Allogene Therapeutics, Inc.

FROM:

DATE:

SUBJECT: Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Allogene Therapeutics, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

270 Littlefield Avenue | South San Francisco, CA 94080 | allogene.com

ATTACHMENT 2

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(a) Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

EXHIBIT C

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that disputes may arise between the Allogene Therapeutics, Inc. (the “Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, less-formal, impartial, final and binding dispute-resolution procedure.

Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, the arbitration law of the state in which I work or last worked for the Company shall apply.

Claims Covered by the Agreement

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I (and no other party) may have against the Company or any of its service providers, including any Professional Employment Organization (“PEO”) and the Company’s and any such PEO’ s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or all successors and assigns of any of them.

The only claims that are arbitrable are those that are justiciable under applicable federal, state or local law. Arbitrable claims include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for harassment, retaliation or discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except as provided below); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance (except as provided below).

Claims Not Covered by the Agreement

The Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement, except that this Agreement does not prohibit the filing of or pursuit of relief through the following: (1) a court action for temporary equitable relief in aid of arbitration, where such an action is otherwise available by law, (2) an administrative charge to any federal, state or local equal opportunity or fair employment practices agency, (3) an administrative charge to the National Labor Relations Board, or (4) any other charge filed with or communication to a federal, state or local government office, official or agency (for numbers (2) through (4) collectively, a “government complaint”).

The following claims are not covered by this Agreement: claims for workers’ compensation or unemployment compensation benefits; claims that as a matter of law cannot be subject to arbitration; claims covered by (and defined in) the Franken Amendment, first enacted in Section 8116 of the Defense Appropriations Act of 2010, or any similar statute, regulation or executive order, including but not limited to Executive Order 13673 to the extent that any such statute, regulation or executive order is effective and applicable to this Agreement; and claims under an employee benefit or pension plan that specifies a different arbitration procedure.

To the maximum extent permitted by law, I hereby waive any right to bring on behalf of persons other than myself, or to otherwise participate with other persons in, any class or collective action. I understand, however, that to the maximum extent permitted by law I retain the right to bring claims in arbitration, including claims under the California Private Attorneys General Act (“PAGA”), for myself as an individual (and only for myself). If a court adjudicating a case involving the Company and me were to determine that there is an unwaivable right to bring a PAGA representative action, any such representative action shall be brought only in court, and not in arbitration.

Time Limits for Commencing Arbitration and Required Notice of All Claims

The Company and I agree that the aggrieved party must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim. Otherwise, the claim shall be deemed waived. The filing of a government complaint shall not extend the statute of limitations for presenting any claim to arbitration. I understand that the aggrieved party is encouraged to give written notice of any claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly.

Written notice to the Company, or its officers, directors, employees or agents, shall be sent to General Counsel, Allogene Therapeutics, Inc., at the Company’s then-current headquarters address, which currently is 270 Littlefield Ave., South San Francisco, CA 94080. I will be given written notice at the last address recorded in my personnel file.

The written notice shall identify and describe the nature of all claims asserted, the facts upon which such claims are based, and the relief or remedy sought. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

Representation

Any party may be represented by an attorney or other representative selected by the party.

Discovery

Each party shall have the right to take depositions of five fact witnesses and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties to the extent allowed by law. Requests for additional depositions or discovery may be made to the Arbitrator selected pursuant to this Agreement. The Arbitrator may grant such additional discovery if the Arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a speedy, less-formal, cost-effective dispute-resolution mechanism.

Designation of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

Subpoenas

Each party shall have the right to subpoena witnesses and documents to the extent allowed by law, subject to any limitations the Arbitrator shall impose for good cause shown.

Place of Arbitration

The arbitration shall take place in the county (or comparable governmental unit) in which I am or was last employed by the Company, and no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum.

Arbitration Procedures

The arbitration will be held under the auspices of the American Arbitration Association or JAMS (or any successor of either of them) (“administrator”). The party that did not initiate the claim shall designate the administrator. Regardless of which organization is designated to be the administrator, the arbitration shall be held in accordance with the JAMS Employment Arbitration Rules & Procedures (and no other rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will supply me with a printed copy of those rules upon my request. The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected pursuant to JAMS rules or by mutual agreement of the parties.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either party, at its expense in the first instance, may arrange and pay for a court reporter to provide a stenographic record of proceedings.

Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented.

Either party upon its request shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

The Arbitrator shall render an award and written opinion in the form typically rendered in labor arbitrations, normally no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. The opinion shall include the factual and legal basis for the award.

Arbitration Fees and Costs

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, I will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

Reconsideration and Review

Either party shall have the right, within twenty (20) days of issuance of the Arbitrator’s decision, to file with the Arbitrator (and the Arbitrator shall have jurisdiction to consider and rule upon) a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond. The Arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by law) shall then be final and conclusive upon the parties.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.

Interstate Commerce

I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment is related to that interstate commerce.

Survival of Agreement

This Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan.

Sole and Entire Agreement

This is the complete agreement between the parties on the subject hereof; provided, however, that if this Agreement for any reason is held to be unenforceable, then any prior arbitration agreement between the Company and me shall survive. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction and Severability

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect based on the parties’ mutual intent to create a binding agreement to arbitrate their disputes.

Consideration

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE IHA TI HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Employee:	ALLOGENE THERAPEUTICS, INC.

/s/ Eric Schmidt Signature of Employee	/s/ David Tanen Signature of Authorized Company Representative

Eric Schmidt Print Name of Employee	Corporate Secretary Title of Representative

6/11/18 Date	6/11/18 Date